EXHIBIT 10.48

PACKAGING AGREEMENT

This Agreement dated this 30th day of October, 2002, by and between Cardinal Health PTS, Inc., a Delaware corporation (“Cardinal Health”), having its principal packaging services offices at 3001 Red Lion Road, Philadelphia, Pennsylvania and Reliant Pharmaceuticals, LLC, a Delaware limited liability company (“Purchaser”), having its principal offices at 110 Allen Road, Liberty Corner, New Jersey 07938.

BACKGROUND

A.            Cardinal Health specializes in packaging and related services for the pharmaceutical industry and has certain technical and commercial information and know-how relating thereto.

B.            Purchaser is a company engaged in the business of developing and commercializing pharmaceutical products.

C.            Purchaser desires to engage Cardinal Health to provide certain services to Purchaser in connection with the packaging of certain of Purchaser’s pharmaceutical products.

TERMS

In consideration of the mutual promises made by the parties hereto and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.             DEFINITIONS

The following terms as used in this Agreement shall have the meanings set forth in this Article unless the context clearly indicates to the contrary:

(a)           “Affiliate(s)” shall mean any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

(b)           “Agency” shall mean any federal, state or local governmental regulatory authority involved in regulating any aspect of the development, market approval, sale, distribution or use of the Product, Packaging or Packaged Product.

(c)           “Applicable Laws” shall mean all laws, statutes, rules, regulations, and ordinances of any federal, state or local governmental authority, including without limitation cGMP and the regulations of any Agency.

(d)           “Anniversary Date” means the date that is twelve consecutive months subsequent to the Effective Date and each subsequent twelve month period.

(e)           “cGMP” shall mean all the laws, regulations and standards relating to the manufacture of the Product and the Packaging, including but not limited to, the FDA current Good Manufacturing Practices, as set forth in Title 21 of the United States Code of Federal Regulations.

(f)            “Contract Year” means the twelve consecutive months from the original Anniversary Date and each subsequent twelve month period.

(g)           “Delivery Date” shall mean the date set forth in the relevant Purchase Order on which Cardinal Health must supply Purchaser with Packaged Products, accepted by Cardinal Health pursuant to Section 5(c).

(h)           “Effective Date” shall mean the date set forth on page 1 of this Agreement.

(i)            “Facility” shall mean Cardinal Health’s facility at 3001 Red Lion Road, Philadelphia, Pennsylvania.

(j)            “FDA” shall mean the United States Food and Drug Administration, and any successor agency thereto.

(k)           “Force Majeure” shall mean any of the following events or conditions, provided that such event or condition did not exist as of the date of execution of this Agreement, was not reasonably foreseeable as of such date and is not reasonably within the control of either party and prevents as a whole or in material part, the performance by a party of its obligations hereunder:  acts of state or governmental action, orders, legislation, regulations, restrictions, priorities or rationing, riots, disturbance, war (declared or undeclared), strikes, lockouts, slowdowns, prolonged shortage of energy supplies, interruption of transportation, embargo (inability to procure or shortage of supply materials, equipment or production facilities), delay of subcontractors or vendors, fire, earthquake, flood, hurricane, typhoon, explosion and accident.

(l)            “Package/Packaging” shall mean the packaging of the Product pursuant to the Specifications.

(m)          “Packaged Product” shall mean the Product as contained in the Packaging.

(n)           “Product(s)” shall mean the products of Purchaser to be packaged which are described in the Specifications.

(o)           “Purchase Order” shall mean a written document issued by Purchaser to Cardinal Health in accordance with Section 5 hereof, authorizing    Cardinal Health’s performance of Packaging and other related services pursuant to the terms of this Agreement.

(p)           “Shipment Ready Date” has the meaning specified in Section 3(b).

(q)           “Specifications” shall mean the specifications for the Packaging mutually agreed to by the parties and set forth in an attachment to the Purchase Order. The Specifications may be amended or modified only upon the written agreement of both parties.

2.             ENGAGEMENT OF CARDINAL HEALTH

Cardinal Health agrees to Package the Product and Purchaser agrees to purchase and pay for the Packaging on the terms and conditions set forth in this Agreement.

3.             PAYMENT AND SHIPPING

(a)           Shipping.  Subject to the following provisions, all Packaged Product will be delivered F.O.B. the Facility. The common carrier shall be selected by Purchaser, and title and risk of loss of the Packaged Product shall pass to Purchaser upon delivery by Cardinal Health F.O.B. the Facility. Purchaser shall insure the Packaged Product in transit.

(b)           Payment.   Cardinal Health shall invoice Purchaser upon Cardinal Health’s delivery of Packaging to the common carrier specified in Section 3(a) and Purchaser shall make full payment to Cardinal Health except for amounts disputed in good faith, at the address specified on the invoice, no later than thirty (30) days from the date of such invoice; provided, however, that if Purchaser has not notified Cardinal Health of the shipping instructions within two business days of Purchaser’s receipt of Cardinal Health’s notice to Purchaser that the Packaging subject to the applicable Purchase Order has been completed and is ready to be delivered to a common carrier for delivery to Purchaser in accordance with the terms of this Agreement (including Section 8) (the “Shipment Ready Date”), then Cardinal Health may invoice Purchaser for such Packaging as of the Shipment Ready Date. If Purchaser has not made payment in full (except for amounts disputed in good faith) by the expiration of such thirty (30) day period, Cardinal Health may, at its option elect to:  (i) charge a late payment fee on such unpaid amount equal to one percent (1%) per month of such unpaid amount, (ii) suspend any further deliveries hereunder until such amounts (except for amounts disputed in good faith) are paid in full; or (iii) terminate this Agreement in accordance with and subject to the requirements of Section 13(c)(ii). In the event of such termination, the terms of Section 13(d) shall apply. In the event that Purchaser has a good faith dispute over an amount invoiced by Cardinal Health, Purchaser shall advise Cardinal Health in writing, within thirty (30) days of the date of such invoice, which amounts are in dispute, a detailed explanation of its reason for dispute, and copies of written documents in support of its position, if applicable. If Purchaser does not provide Cardinal Health with notice of a dispute within thirty (30) days of the date of the invoice, the invoice will be deemed accepted as correct by Purchaser.

(c)           Advance Payment.  If the Purchaser has not paid Cardinal Health for any invoice within 90 days of the date of such invoice (except for any amounts disputed by Purchaser in good faith) and Cardinal Health otherwise determines in its sole discretion that Purchaser’s credit is impaired, Cardinal Health shall have the right to require payment in advance before making any further shipment of the Packaged Products. If Purchaser shall fail, within a reasonable time, to make such payment in advance, or if Purchaser shall fail to make payment when due, Cardinal Health shall have the right, at its option, to suspend any further deliveries hereunder until such default is corrected, without thereby releasing Purchaser from its obligations under this Agreement.

(d)           Failure to Take Delivery.  If Purchaser fails to take delivery on any scheduled Delivery Date, Purchaser shall be billed at that time for all Packaged Product the delivery of which Purchaser fails to take, and on the first of each month thereafter for reasonable administration and storage costs of such Packaged Product.

4.             PRICE

(a)           Fees.  Cardinal Health shall specify in a written quote its fees for Packaging any particular Product. If such quote is acceptable to Purchaser, then Purchaser shall issue to Cardinal Health a Purchase Order for such Packaging and attach a copy of the quote. The parties agree, however, that a new quote will not be required from Cardinal Health nor attached by Purchaser to any subsequent Purchaser Order(s) if such subsequent Purchase Order(s) are identical to a prior Purchase Order that had a quote attached to it and had been accepted by Cardinal Health. Any tax (other than Cardinal Health’s income or franchise taxes), however denominated and measured, imposed upon the Product or upon its manufacture, Packaging, production, storage, inventory, sale, distribution, transportation, delivery, use or consumption shall be paid by Purchaser.

(b)           Adjustment.  The fees and cost Cardinal Health charges for the services and products it provides to Purchaser under this Agreement is subject to adjustment once per Contract Year, effective on each Anniversary Date of this Agreement, upon thirty (30) days written notice from Cardinal Health to Purchaser, provided, however, that any such increase in labor charges shall not exceed [***] percent ([***]%). All price increases for raw materials and components will be passed through to Purchaser without any markup in addition to any mark up applied by Cardinal Health to such raw materials or components immediately prior to any price increase charged by the suppliers of such raw materials or components. Upon request, Cardinal Health shall provide reasonable supporting documentation for such increases.

5.             FORECAST, PURCHASE AND SUPPLY

(a)           Purchase and Supply.  During the Term of this Agreement and subject to subsections (d) and (e) of this Section 5, Purchaser shall purchase and Cardinal Health shall supply such quantities of Packaged Product as shall be set forth on Purchase Orders issued by Purchaser to Cardinal Health under this Agreement.

(b)           Forecasts.  Within ten (10) days after the Effective Date, and thereafter on the first day of each calendar month during the term of this Agreement, Purchaser will provide Cardinal Health with a written twelve (12) month rolling forecast (commencing with the immediately following month) of the quantity of Product which Purchaser expects to require from Cardinal Health during each of the next twelve (12) months (“Forecast”). The first three (3) months of such rolling forecast shall be firm and binding upon Purchaser and Cardinal Health (“Firm

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions

Commitment”), and the following nine (9) months shall constitute non-binding good faith estimates. Purchaser’s first forecast shall include (i) the required Delivery Date for the binding portion of the forecast, (ii) the quantity of Product to be delivered and (iii) the lot numbers to be applied to such Product.

(c)           Purchase Order.  Purchaser shall submit Purchase Orders for the Firm Commitment portion of the Forecast at least sixty (60) days prior to the requested delivery date. Within ten (10) days of receipt of a Purchase Order for the Firm Commitment portion of the Forecast, Cardinal Health shall notify Purchaser in writing of Cardinal Health’s acceptance of such Purchase Order as a binding order (subject to the requirements of subsections (d) and (e) of Section 5). Such notification shall, as applicable, also confirm the Delivery Date or specify alternate Delivery Dates.

(d)           Orders Greater than Forecast.  Cardinal Health shall use its commercially reasonable efforts within its existing capacity to supply the quantity of Packaged Product ordered as set forth on the relevant Purchase Order, regardless of the quantity forecast by Purchaser, subject to the capacity limitations of Cardinal Health’s Packaging equipment and the Facility; provided, however, that in the event that the quantity specified in the Purchase Order does not (i) (x) exceed by 30% the quantity forecast for the applicable month by the Purchaser and (y) exceed in any event one million bottles or blisters per month and (ii) Purchaser has notified Cardinal Health not later than eight (8) weeks before the date Cardinal Health is to begin the Packaging pursuant to such Purchase Order, then Cardinal Health shall, subject to subsection (c) of this Section 5, supply the quantity of Packaged Product ordered as specified in the relevant Purchase Order.

(e)           Amendment of Purchase Orders.  Cardinal Health will use commercially reasonable efforts to accommodate a request by Purchaser to amend a Purchase Order to increase or decrease the quantity of Packaged Product to be delivered, provided, however, that the foregoing shall not affect or diminish Purchaser’s liability under the Firm Commitment portion of the Forecast, or to amend any other provision of the Specifications. Notwithstanding anything in this Agreement to the contrary, and subject to agreement on any pricing increase as described below, Cardinal Health will agree to amend any particular Purchase Order once to (i) increase the quantity of Packaged Product to be delivered if (x) such amendment does not increase the quantity of Packaged Product by more than 30% of the quantity of Packaged Product specified in the applicable Purchase Order, (y) the maximum quantity of Packaged Product, after giving effect to the amendment of such Purchase Order, does not in any event, exceed one million bottles or blisters per month and (z) Purchaser has notified Cardinal Health not later than eight (8) weeks before the date Cardinal Health is to begin the Packaging pursuant to such Purchaser Order and (ii) to decrease the quantity of Packaged Products to be delivered even with respect to the Firm Commitment portion of the Forecast provided that the quantity of Packaged Product under the amended Purchase Order shall be not less than 85% of the quantity originally specified therein (such difference being the “Shortfall Packaged Product”) and the Shortfall Packaged Product shall be added to subsequent Purchase Orders issued by Purchaser within the Contract Year. In the event such amendment would cause an increase in Cardinal Health’s cost of performance of Packaging, Cardinal Health shall notify Purchaser of any pricing increase that would be necessitated by Cardinal Health’s accommodation of such request and, if Purchaser agrees to such price increase, the prices set forth on the relevant Purchase Order shall be increased to reflect such increased cost.

(f)            Cancellations.  Purchaser may cancel any Purchase Order by providing Cardinal Health written notice at least forty-five (45) days prior to the Delivery Date. In the event that Purchaser cancels any Purchase Order, Purchaser shall reimburse Cardinal Health for direct costs reasonably incurred by Cardinal Health in connection with performance of such Purchase Order up to the time of receipt of such notice.

(g)           Terms of Agreement Govern.  No modification or amendment to this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgement of any party’s purchase orders, Cardinal Health quotations, invoices, shipping documents or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement, and the terms of this Agreement shall supersede any provision in any Purchase Order, Specification or other document that is in addition to or inconsistent with the terms of this Agreement.

(h)           Savings.  Not earlier than 60 days and not later than 30 days prior to each Anniversary Date, representatives of Cardinal Health and Purchaser shall meet at a mutually convenient location or telephonically to discuss any actual or potential operational efficiency or savings that Cardinal Health has identified in the performance of its obligations under this Agreement during the Contract Year. Cardinal Health and Purchaser shall discuss which, if any, of these operational efficiencies or savings may be implemented in the upcoming year.

6.             COMPLIANCE WITH AGENCY REGULATIONS

The parties agree to comply in all material respects with all Applicable Laws. Cardinal Health shall be responsible for all the necessary permits and licenses for Packaging of the Product; provided, however, that Purchaser shall have sole responsibility for obtaining and maintaining all registrations, permits, licenses and authorizations from all Agencies necessary or required for the sale, distribution, shipping, Packaging with respect to any requirements therefor specified in the New Drug Application applicable to the Product (such as materials to be used in the Packaging), marketing, testing, research, use or entering into commerce of any Product or Packaged Product.

7.             FACILITY

(a)           Packaging.  Cardinal Health hereby agrees to perform the Packaging of the Product(s) at its Facility and shall not Package the Product(s) at any other location without the prior written consent of Purchaser.

(b)           Compliance with Laws.  Cardinal Health shall comply, in all material respects (except as provided in the subsequent sentence), with all Applicable Laws relating to the services to be provided by Cardinal Health under this Agreement. Without limiting the foregoing, Cardinal Health’s operation of the Facility (and any other facility to which Purchaser may consent pursuant to Section 7(a)) and Cardinal Health’s Packaging of the Product(s) shall (i) comply in all respects with the Food Drug and Cosmetic Act of 1939, as amended from time to time, and all rules and regulations of the FDA, including, without limitation, cGMP and (ii)

comply in all material respects with all other Applicable Laws; provided, however, that Purchaser shall have sole responsibility for obtaining and maintaining all registrations, permits, licenses and authorizations from all Agencies necessary or required for the sale, distribution, shipping, Packaging with respect to any requirements therefor specified in the New Drug Application applicable to the Product (such as materials to be used in the Packaging), marketing, testing, research, use or entering into commerce of any Product or Packaged Product.

(c)           Agency Inspection.  Cardinal Health hereby agrees to advise Purchaser promptly; but not later than two business days, of any proposed or, scheduled or unannounced inspection of the Product(s), Packaged Products or Packaging process or procedures by any Agency and will, to the extent practicable, permit Purchaser to be present during any such inspection. If Purchaser is not present during such an inspection, Cardinal Health shall promptly provide a report of the results of the inspection to Purchaser.

(d)           Purchaser Technical Representative.  During the term of this Agreement, Purchaser shall have the right to have one or more technical representatives present in the area of the Facility where the Packaging is being conducted during the Packaging process to (i) review the Packaging process; (ii) review any relevant records in connection with such Packaging process and assess its compliance with cGMP and the Specifications; and (iii) discuss any related issues with Cardinal Health’s management personnel. Purchaser’s technical representatives, when on-site (including during any inspection conducted pursuant to Section 7(c)), shall comply with Cardinal Health’s rules and regulations. Purchaser shall indemnify and hold Cardinal Health and its Affiliates harmless from all liability in accordance with the procedure set forth in Section 15(c), including claims for workers’ compensation, resulting from the presence of Purchaser’s technical representatives at the Facility, except for liability resulting from the gross negligence or intentional malfeasance of Cardinal Health, which liability Cardinal Health shall indemnify and hold Purchaser and its Affiliates harmless from in accordance with the procedure set forth in Section 15(c).

(e)           Audit.  Purchaser shall have the right during normal business hours, and upon reasonable notice to Cardinal Health, to inspect and audit in a reasonable manner those portions of the Facility in which Packaging is conducted in order to ensure Cardinal Health’s compliance with its obligations under this Agreement.

(f)            Product Information.  Purchaser, at its expense, shall furnish Cardinal Health with all available relevant health, safety and environmental information concerning the Product to be Packaged by Cardinal Health hereunder, including without limitation, material safety data sheets.

(g)           Product Loss.  Cardinal Health shall use commercially reasonable efforts to minimize waste and loss of the Product in the Packaging thereof, subject to normal manufacturing losses (inclusive of all losses resulting from sampling, testing and compliance with quality control requirements of Applicable Laws) of up to five percent (5%) on an average annual basis of all Product delivered to Cardinal Health. This percentage shall be reviewed six months from the Effective Date and upon mutual agreement of the parties shall be revised and documented in writing. Purchaser acknowledges that such range is acceptable for purposes of Cardinal Health’s performance of its obligations under this Agreement. Cardinal Health shall reimburse Purchaser for any loss of Product in excess of the foregoing amount in an amount equal to Purchaser’s direct actual cost for making such replacement Product. Purchaser will notify Cardinal Health of such costs in the form of a certificate signed by the Purchaser’s Controller and a copy of the invoice of the manufacturer of such Product if the manufacturer is an independent third party. Purchaser acknowledges and agrees that Cardinal Health will not be responsible for reimbursing Purchaser for any Product loss that arises from a discrepancy in the amount of Product that Purchaser claims was delivered by or on Purchaser’s behalf to Cardinal Health, as specified in Purchaser’s or its manufacturer’s applicable records, and the amount of Product that Cardinal Health can demonstrate it actually received, as evidenced by the batch records Cardinal Health maintains for Product reconciliation.

8.             QUALITY OF PACKAGING

(a)           Sampling and Testing of Packaged Products.  Cardinal Health is responsible in all cases for sending Purchaser batch records and samples for Purchaser’s review. Purchaser is responsible for all sampling and testing of the Packaged Products to assure that the Packaging and the Packaged Products are in conformity in all material respects with the Specifications set forth in the Purchase Order. Prior to delivering any shipment of Packaged Products, Cardinal Health shall provide Purchaser in all cases with a certificate of conformance and, additionally, in cases where Cardinal Health has performed any analytical testing of the Packaged Product, a certificate of analysis, in each case certifying that the Packaging and Packaged Products conform in all material respects to the Specifications. Purchaser, upon receipt of Packaged Products from Cardinal Health, shall have ten (10) business days or, in the case of defects not readily discernible without opening the Packaging or any components thereof, until the earlier of (i) thirty (30) days after Purchaser becomes aware of such defects or (ii) ninety (90) days after Purchaser receives such Packaged Products to inspect and reject such Packaged Products. Any Packaged Product that is not rejected by Purchaser within period set forth in the immediately preceding sentence shall be deemed to have been accepted by Purchaser. In the event Packaged Products do not conform in all material respects to the Specifications set forth in the relevant Purchase Order, Purchaser shall send to Cardinal Health via overnight delivery service or certified mail, return receipt requested, within three (3) days of discovery of the defect, a notice of rejection along with samples of the rejected Packaged Products. Packaged Products that Cardinal Health agrees are defective or non-conforming will be repackaged by Cardinal Health in accordance with Section 8(b). If Cardinal Health does not agree with Purchaser’s determination that the Packaging or Packaged Products fail to meet the Specifications in all material respects, the rejected Packaged Products shall be submitted to a mutually acceptable third party testing laboratory (which, unless otherwise agreed by the parties, shall be Lancaster Laboratories), which shall determine whether such Products conform in all material respects to the Specifications. The parties agree that such testing laboratory’s determination shall be final. Cardinal Health shall be responsible for the fees of such third party testing laboratory if such testing laboratory determines that the Packaging or Packaged Products fail to meet the Specifications in all material respects and Purchaser shall be responsible for such fees if such third party testing laboratory determines that the Packaging and Packaged Products meet the Specifications in all material respects.

(b)           Replacement of Defective Packaged Products.  Subject to subsection (a), Cardinal Health shall replace, at its sole expense, all defective or non-conforming Packaging in excess of normal manufacturing losses for the Product, as defined in Section 7(g). In the event Cardinal

Health is required to replace defective or nonconforming Packaging pursuant to this Section 8, Cardinal Health shall replace, at its cost, all defective or nonconforming Packaged Product with conforming Packaged Product. In such event, Cardinal Health shall supply, at its cost, the Packaging components necessary to Package replacement Product and Purchaser shall supply to Cardinal Health, at Purchaser’s expense, the Product necessary to Package the replacement Product. Notwithstanding the foregoing, if the Product is adulterated or impaired solely as a result of Cardinal Health’s failure to comply with Specifications, the applicable certificate of analysis or any Applicable Law, then Cardinal Health shall be responsible for the cost of the adulterated or impaired Product necessary for the replacement of Packaging as set forth above, provided, however, that Cardinal Health’s responsibility shall be limited to Seventy Five Thousand Dollars ($75,000) per Purchase Order and One Hundred Fifty Thousand Dollars ($150,000) in the aggregate in any month and that the cost of the Product and documentation thereof shall be the same as set forth in Section 7(g), Product Loss. THE OBLIGATION OF CARDINAL HEALTH TO REPLACE DEFECTIVE OR NONCONFORMING PACKAGING OR PACKAGED PRODUCT SHALL BE PURCHASER’S EXCLUSIVE REMEDY UNDER THIS AGREEMENT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED. In complying with this Section 8, Cardinal Health shall not be required to incur any costs or expenses in excess of the Packaging fees paid by Purchaser to Cardinal Health for the Packaging of the defective Product.

9.             LIMITED WARRANTY

Cardinal Health warrants that the Packaging provided hereunder shall comply in all respects with the Food Drug and Cosmetic Act of 1939, as amended from time to time, and all rules and regulations of the FDA, including without limitation cGMP and in all material respects with the Specifications and all other Applicable Laws. THE LIMITED WARRANTY SET FORTH IN THIS SECTION 9 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTIES EXPRESSED IN THIS SECTION 9, CARDINAL HEALTH MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PACKAGING OF THE PACKAGED PRODUCTS.

10.           GENERAL REPRESENTATIONS AND WARRANTIES

(a)           Existence and Power.  Each Party hereby represents and warrants to the other Party that such Party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of Applicable Laws, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement.

(b)           Authorization and Enforcement of Obligations.  Each Party hereby represents and warrants to the other Party that such Party (i) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c)           No Consents.  Each Party hereby represents and warrants to the other Party that all necessary consents, approvals and authorizations of all Agencies and other persons required to be obtained by such Party in connection with the Agreement have been obtained.

(d)           No Conflict.  Each Party hereby represents and warrants to the other Party that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder and there under (i) do not conflict with or violate any requirement of Applicable Laws or any material contractual obligation of such Party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such Party.

(e)           Legal Authority For Sale of Product.  Purchaser has (or will have, prior to selling any Packaged Product) obtained all permits, licenses or authorizations from any applicable Agency necessary or required for the sale, marketing or entering into commerce of any Product.

(f)            No Debarment.  Cardinal Health represents and warrants that it is not debarred and that Cardinal Health has not and will not use in any capacity in connection with the providing of Services the services of any individual or person debarred by the FDA under the provisions of the Generic Drug Enforcement Act of 1992, as amended, or any other Applicable Laws. If at any time this warranty is no longer accurate or Cardinal Health receives any notice of debarment from the FDA that relates to this warranty, Cardinal Health shall immediately notify Purchaser of such changed circumstances. The attached Exhibit A, FDA Declaration, reflects the current standing of the Facility concerning cGMP compliance.

11.           INTELLECTUAL PROPERTY.

(a)           Purchaser Representation and License Grant.  Purchaser represents and warrants to Cardinal Health that Purchaser has all necessary authority and right, title and interest in and to any patents, inventions and developments related to the Products and the manufacturing and Packaging of the Products, and Purchaser hereby grants to Cardinal Health a non-exclusive, royalty-free, limited license to use any and all of such right, title and interest as may be necessary for Cardinal Health to perform its obligations under this Agreement.

(b)           Infringement.  Purchaser represents and warrants to Cardinal Health that the work to be performed by Cardinal Health under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent or other rights held by any person or entity.

(c)           Cardinal Health Representation.  Cardinal Health represents and warrants to Purchaser that Cardinal Health has all necessary authority, right, title and interest in any patents, inventions and developments related to Cardinal Health’s processes for Packaging the Products and the services provided by Cardinal Health under this Agreement; provided, however, that the foregoing representation and warranty shall not apply to any processes for Packaging the Products specified or provided by or on behalf of the Purchaser.

(d)           Trademarks.  Each Party acknowledges the validity of the title of the other Party to any and all trademarks that may be used in conjunction with such other party’s performance of its obligations hereunder. No right, title or interest in and to such trademarks is granted by this Agreement, and each party agrees not to use the other party’s trademarks other than in conjunction with such party’s performance of its obligations hereunder.

(e)           Inventions.

(i)                                     If Cardinal Health or its agents or employees make any invention, improvement or modification (whether or not patentable) to the Product(s) or the use thereof (exclusive of packaging) in the course of providing services under this Agreement, Cardinal Health shall promptly disclose such invention, improvement or modification to Purchaser and assign and/or cause its agents or employees to assign all rights, title and interest in such invention, improvement or modification to Purchaser. Cardinal Health shall execute such further documents and take such further actions as are reasonable or necessary to fully vest in Purchaser such rights, title and interest. Cardinal Health acknowledges and agrees that nothing in this Section 11(e)(i) shall limit in any way Purchaser’s rights to use, transfer or enjoy in any way any such invention.

(ii)                                  If Purchaser or its agents or employees make any inventions, improvements or modifications (whether or not patentable) concerning the processes for the Packaging or the design or modification of the Packaging of the Product in the course of the business relationship under this Agreement, Purchaser shall promptly disclose such invention, improvement or modification to Cardinal Health and assign and/or cause its agents or employees to assign all rights, title and interest in such invention, improvement or modification to Cardinal Health. Purchaser shall execute such further documents and take such further actions as are reasonable or necessary to fully vest in Cardinal Health such rights, title and interest. Purchaser acknowledges and agrees that nothing in this Section 11(e)(ii) shall limit in any way Cardinal Health’s rights to use, transfer or enjoy in any way such invention.

12.           CONFIDENTIALITY

(a)           Confidentiality.  Cardinal Health and Purchaser agree to keep secret and confidential any and all information of the other party (“Confidential Information”) disclosed by the other party hereunder or through any prior disclosure and not to disclose such Confidential Information to any person or entity, except (i) to employees of each party having a need to know the information in order to fulfill such party’s obligations hereunder; or (ii) as required by an applicable Agency. The parties shall use the Confidential Information solely for the purpose of carrying out the obligations contained in the Agreement. The obligations imposed by this Section shall not apply to any Confidential Information:

(i)                                     which at the time of disclosure is in the public domain;

(ii)                                  which, after disclosure, becomes part of the public domain by publication or otherwise, through no fault of the receiving party;

(iii)                               which at the time of disclosure is already in the receiving party’s possession, except through prior disclosure by the disclosing party or its Affiliates, and such possession can be properly documented by the receiving party in its written records, and was not made available to the receiving party by any person or party owing an obligation of confidentiality to the disclosing party;

(iv)                              which is rightfully made available to the receiving party from sources independent of the disclosing party;

(v)                                 which is required to be disclosed in the course of litigation or other legal or administrative proceedings; provided that in all such cases the party receiving the Confidential Information shall, to the extent permitted, give the other party prompt notice of the pending disclosure and shall cooperate in such other party’s attempts, at such other party’s sole expense, to seek an order maintaining the confidentiality of the Confidential Information; or

(vi)                              which is required to be disclosed by Applicable Laws; provided that in all such cases the party receiving the Confidential Information shall, to the extent permitted, give the other party prompt notice of the pending disclosure and shall cooperate in such other party’s attempts, at such other party’s sole expense, to seek an order maintaining the confidentiality of the Confidential Information.

(b)           Term.  The obligation of confidentiality and nonuse set forth in this Section 12 shall survive for a period of ten (10) years beyond the termination or expiration of this Agreement.

(c)           Ownership of Confidential Information.  Confidential Information shall remain the exclusive property of the disclosing party. In no event shall any of either party’s Confidential Information, technology, know-how, intellectual property (or rights thereto) become the property of the other party.

(d)           Purchaser shall not release to any third party any non-public information with respect to the terms of this Agreement without the prior written consent of Cardinal Health with the exception of disclosure to a third party and/or the third party’s advisors in connection with an investment in Purchaser, acquisition of or merger with Purchaser, loan to Purchaser, licensing transaction related to a pharmaceutical compound or other commercial agreement related to the sale, marketing or distribution of a pharmaceutical compound, provided that Purchaser requires said third party to enter into a confidentiality agreement on terms no less restrictive than those contained herein, that Purchaser also remains responsible for any disclosure by said third party, and that no disclosure will be made in any event to any parties that are competitors of Cardinal Health.

13.           TERM AND TERMINATION

(a)           Term.  The term of this Agreement, unless sooner terminated as provided below, shall begin on the Effective Date and shall continue to the third anniversary of the Effective Date. The Agreement may be renewed thereafter upon the mutual written agreement of the parties.

(b)           Termination Upon Notice.  Either party may terminate this Agreement at any time upon one hundred eighty (180) days prior written notice to the other party.

(c)           Immediate Termination.  Either party shall have the right to immediately terminate this Agreement if (i) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days; (ii) if either party materially breaches any of the provisions of this Agreement, and such breach is not cured within thirty (30) days after the giving of written notice, the party claiming the breach shall have the right to terminate this Agreement; or (iii) if any required license, permit or certificate required of the other party is not approved and/or issued, or is revoked, by any applicable Agency; provided that such other party may no longer appeal such decision or reapply or otherwise pursue such permit, license or certificate. Material breach shall include, without limitation, breach of the representation contained in section 10(f).

(d)           Duties Upon Termination.  In the event of any termination, other than a termination by either party as a result of a material breach by the other, Cardinal Health shall complete delivery of any Packaged Product in accordance with any Purchase Order open as of the date notice of termination is given hereunder. In the event of any termination, Cardinal Health shall promptly, after completion of any deliveries required by the immediately preceding sentence, return (i) any remaining inventory of materials received from Purchaser or Purchaser’s suppliers, (ii) all packaging components paid for by Purchaser, (iii) all remaining inventories of the Product; and (iv) any other Product or material being stored for Purchaser, to Purchaser at Purchaser’s expense. Cardinal Health shall have no obligation to return the foregoing until all outstanding invoices sent by Cardinal Health to Purchaser have been paid in full. Purchaser shall also be required to pay, at the applicable price set forth in the relevant Purchase Order for completed but not yet shipped Packaged Products, Packaged Products in process and Packaged Products shipped but not yet invoiced. In the event Purchaser breaches or terminates this Agreement or any Purchase Order (other than as a result of a breach by Cardinal Health), Purchaser will also be required to pay Cardinal Health for its direct cost of all materials purchased by Cardinal Health for Packaging required under the Firm Commitment and, if greater, in addition under any Purchase Orders accepted by Cardinal Health that have not been used for Packaged Products delivered to Purchaser, and Purchaser shall also pay an administrative fee of fifteen percent (15%) of such amount in the event Purchaser breaches this Agreement. Purchaser shall specify the location in the continental United States to which delivery, at Purchaser’s expense, of the foregoing is to be made. Confidential Information exchanged between Purchaser and Cardinal Health shall be promptly returned upon termination of the Agreement.

(e)           Continuing Obligations.   The rights and obligations of each of the parties hereto under any provision of this Agreement, which, by its terms, is intended to survive beyond the term of this Agreement, shall continue notwithstanding the expiration or termination of this Agreement for any reason.

14.           FORCE MAJEURE

If Cardinal Health shall be delayed in making any delivery in whole or in part, by reason of Force Majeure, such delay shall be excused during the continuance of and to the extent of such Force Majeure; provided that if, as a consequence of any such Force Majeure, the total demands for Cardinal Health’s products or services cannot be supplied by Cardinal Health, Cardinal Health may, at its option, allocate its available supply among Purchaser and its other customers on such basis as Cardinal Health may deem fair and practicable, without liability for any failure to perform this Agreement. Cardinal Health shall promptly notify Purchaser of the termination of such event. Delivery shall be made and taken as soon as reasonably possible after the removal of such cause, and the time for performance of this Agreement shall be extended for a period equal to the duration of such cause, provided that if such delay exceeds four (4) months, either party may terminate this Agreement, subject to the duties set forth in Section 13(d).

15.           INDEMNIFICATION

(a)           Indemnification by Purchaser.  Purchaser agrees to indemnify and hold Cardinal Health and its Affiliates, and their respective agents, employees, officers, directors and representatives harmless from and against any and all costs, expenses, liabilities, claims, damages, demands, actions, losses and fees, including attorneys’ fees and costs, arising from third party claims the result of (i) Purchaser’s sale, testing, shipping, sale, distribution, possession, use, marketing or entering into commerce of any Product or Packaged Product, except to the extent the result of Cardinal Health’s breach of this Agreement or Cardinal Health’s gross negligence or willful misconduct, (ii) Purchaser’s gross negligence or willful misconduct, (iii) Purchaser’s breach of this Agreement, including, without limitation, any representations or warranties under this Agreement, or (iv) any claim of infringement or alleged infringement of any third party rights in respect of any Product or Packaged Product.

(b)           Indemnification by Cardinal Health.  Cardinal Health agrees to indemnify and hold Purchaser and its Affiliates, and their respective agents, employees, officers, directors and representatives harmless from and against any and all cost, expenses, liabilities, claims, damages, demands, actions, losses and fees, including attorneys’ fees and costs, arising from third party claims (i) the result of Cardinal Health’s breach of this Agreement (including without limitation any breach of its representations under this Agreement), (ii) Cardinal Health’s gross negligence or willful misconduct, or (iii) any claim of infringement or alleged infringement of any third party rights in respect of any Packaging.

(c)           Procedure for Indemnification.  Upon receiving notice of any claim for liability under this provision, the indemnified party shall promptly notify the indemnifying party in writing; provided, however, that failure to give notice shall not limit or otherwise reduce the indemnity provided for in this Agreement except to the extent that the indemnifying party is prejudiced thereby. The indemnifying party may, in its sole discretion, assume and conduct the legal defense of the indemnified party in, and the settlement of, any suit that could result in claims under this provision; provided, however, that the indemnifying party will not, in defense of any such lawsuit, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the indemnified party of a release from all liability in respect thereof. If the indemnifying party assumes the defense and settlement of a suit, the indemnified party may elect to participate in, but not control, such defense and settlement through counsel of its choosing and at its own expense. The indemnification obligations under this Section 15 with respect to any suit are contingent upon the indemnified party’s reasonable cooperation with the indemnifying party, as reasonably requested by the indemnifying party, in the defense and settlement of such suit.

16.           INSURANCE

(a)           During the Term, Cardinal Health will obtain and maintain comprehensive general liability insurance (including broad form general liability, completed operations and product liability, personal injury liability, blanket contractual liability and broad form property damage liability) with limits of not less than Five Million Dollars ($5,000,000) combined single limit for bodily injury and property damage liability per occurrence and annual aggregate. During the Term, Cardinal Health will obtain and maintain worker’s compensation insurance as required under applicable law and employer’s liability insurance with a limit of not less than One Million Dollars ($1,000,000). With respect to all insurance coverage required under this Section 17(a):

(i)                                     Cardinal Health will furnish Purchaser with certificates of insurance evidencing at least the required coverage as soon as practicable after the Effective Date and each anniversary of the Effective Date during the Term); and

(ii)                                  Cardinal Health will endeavor to have such policy include provisions for at least thirty (30) business days prior written notice of any materials change or cancellation (whether for non-payment or otherwise).

(b)           Purchaser.  During the Term, Purchaser will obtain and maintain comprehensive general liability insurance (including broad form general liability, completed operations and products liability, personal injury liability, blanket contractual liability and broad form property damage liability) with limits of not less than Ten Million Dollars ($10,000,000) combined single limit for bodily injury and property damage liability per occurrence and annual aggregate, containing a cross liability or severability of interests clause. During the Term, Purchaser will obtain and maintain worker’s compensation insurance as required under applicable law and employer’s liability insurance with a limit of not less than One Million Dollars ($1,000,000). With respect to such insurance coverage required under this Section 17(b):

(i)                                     Purchaser will furnish Cardinal Health with certificates of insurance evidencing at least the required coverage as soon as practicable after the Effective Date and each anniversary of the Effective Date during the Term; and

(ii)                                  Purchaser will endeavor to have such policy include provisions for at least thirty (30) business days prior written notice of any materials change or cancellation (whether for non-payment or otherwise);

(iii)                               the comprehensive general liability policy shall name Cardinal Health as an additional insured and this provision shall be evidenced on the above referenced certificate of insurance being provided to Cardinal Health.

17.           NOTICES

Notices or other communications required or permitted by this Agreement shall be given in writing, and shall be deemed to have been given three days after being deposited in the United States mail, return receipt requested and postage prepaid, or on the day following delivery of such notice to a major overnight delivery service. All notices shall be addressed to the parties as follows:

To Cardinal Health:

Cardinal Health PTS, Inc.
Packaging Group
3001 Red Lion Road
Philadelphia, PA 19114
Attn:  President

with a copy to:

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017
Attn:  General Counsel, Cardinal Health Pharmaceutical

Technologies and Services

To Purchaser:

Reliant Pharmaceuticals, LLC
110 Allen Road
Liberty Corner, New Jersey 07938
Attn:  Director of Manufacturing and Distribution

with a copy to:

Reliant Pharmaceuticals, LLC
110 Allen Road
Liberty Corner, New Jersey 07938
Attn:  General Counsel

18.           CHOICE OF LAW

The laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in the Commonwealth of Pennsylvania shall govern any dispute arising out of or under this Agreement.

19.           ASSIGNMENT

This Agreement is not assignable by either party except with the written consent of the other party; provided that either party may assign this Agreement without such consent to any Affiliate of the assigning party or in connection with the sale or transfer of all or substantially all of the business or assets of the assigning party relating to the subject matter of this Agreement.

20.           LIMITATION OF LIABILITY

(a)           IN NO EVENT SHALL CARDINAL HEALTH’S TOTAL LIABILITY UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION ANY OF CARDINAL HEALTH’S INDEMNITY OR OTHER FINANCIAL OBLIGATIONS UNDER SECTION 15 OR ANY OTHER PROVISION OF THIS AGREEMENT, EXCEED ONE MILLION DOLLARS ($1,000,000) EXCEPT FOR LIABILITY, CLAIMS, DEMANDS, ACTIONS, LOSS, COST, EXPENSE OR FEE ARISING FROM THIRD PARTY CLAIMS FOR INJURY SOLELY CAUSED BY CARDINAL HEALTH’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b)           IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES, DAMAGES, COSTS OR EXPENSES OF ANY NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, PROFITS, DATA OR USE, WHETHER IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

21.           ARBITRATION

If a claim, dispute, controversy or disagreement (“Dispute”) arises between the parties in connection with this Agreement, then the Dispute shall be presented to the respective presidents of Cardinal Health and Purchaser for their consideration and resolution. If the presidents cannot reach a resolution of the Dispute, then such Dispute shall be resolved exclusively by submission to final, binding and non-appealable arbitration (“Arbitration”). The Arbitration and all pre-hearing, hearing and post-hearing arbitration procedures, including those for disclosure and challenge, shall be conducted in accordance with the Commercial Arbitration Rules (the “Commercial Rules”) of the American Arbitration Association (the “Association”) in Philadelphia, Pennsylvania. The substantive law of the Commonwealth of Pennsylvania shall be applied by the arbitrator to the resolution of the Dispute, provided that the arbitrator shall base his or her decision on the express terms, covenants and conditions of this Agreement. The arbitrator shall be bound to make specific findings of fact and reach conclusions of law, based on the submissions and evidence of the parties, and shall issue a written decision explaining the basis for the decision and award. The decision of the arbitrator shall be final and as an “award” within the meaning of the Commercial Rules and judgment upon the arbitration award may be entered in any court having jurisdiction, as if it were a judgment of that court. Notwithstanding anything in this Section 21 to the contrary, the parties shall be entitled to seek at any time during a Dispute injunctive relief or other equitable remedies with respect to any Dispute from any court of competent jurisdiction.

22.           RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall create a joint venture or partnership between the parties. Cardinal Health shall be an independent contractor in performing its obligations. Neither party shall be liable for any of the debts or obligations of the other and neither party shall have any authority or right to act for or incur any liability of any kind, express or implied, on the name of or on behalf of the other party.

23.           PUBLICITY

Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

24.           MISCELLANEOUS

(a)           Entire Agreement.  This Agreement and all Purchase Orders, Purchase Order notifications, Cardinal Health quotations, and Specifications issued pursuant to this Agreement, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties except as specifically set forth herein.

(b)           Counterparts, Signatures by Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be one and the same Agreement. Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

(c)           Titles.  The headings appearing at the beginning of the numbered Articles and at the beginning of paragraphs have been inserted for convenience only and do not constitute any part of this Agreement.

(d)           Modifications.  No changes, modifications or waivers of any provision of this Agreement shall be binding unless in writing and signed by a duly authorized representative of each party.

(e)           Severability.  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

(f)            Waiver.  The failure on the part of any party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

(g)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, Purchaser and Cardinal Health have executed this Agreement on the date first set forth above.

Reliant Pharmaceuticals, LLC	Cardinal Health PTS, Inc.

By	By
Name:	Name:
Title:	Title: